Exhibit 4.1


                          CERTIFICATE OF DETERMINATION
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                              PHOTON DYNAMICS, INC.

                         (Pursuant to Section 401 of the
                        California General Corporation Law)


The undersigned, VINCENT F. SOLLITTO and RICHARD L. DISSLY hereby certify that:

     1. They are the duly elected and acting Chief Executive Officer and

President and Secretary, respectively, of Photon Dynamics, Inc. (the

"Corporation"). Pursuant to authority given by the Corporation's Articles of

Incorporation, the Board of Directors of the Corporation has duly adopted the following resolutions at a meeting duly called and held on October 23, 2000:


          RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Company, as amended (the "Articles of Incorporation"), the Board hereby creates from its authorized class of Preferred Stock a series designated as Series A1 Preferred Stock, no par value, of the Company;

          RESOLVED FURTHER, that the Board does hereby establish the Series A1 Preferred Stock as follows:

          SECTION 1. DESIGNATION AND AMOUNT. One (1) share of Preferred Stock of the Company shall be designated as Series A1 Preferred Stock (the "Special Series A1 Voting Share").

          SECTION 2. DIVIDENDS AND DISTRIBUTIONS. Except as required by applicable law, neither the holder nor the owner, if different, of the Special Series A1 Voting Share shall be entitled to receive any dividends or distributions of the Company, whether payable in cash, property or in shares of capital stock.

          SECTION 3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, the holder of the Special Series A1 Voting Share shall not be entitled to receive any assets of the Company available for distribution to its shareholders.

          SECTION 4. VOTING RIGHTS. The Special Series A1 Voting Share shall have the following voting rights:

          (A) with respect to all meetings of shareholders of the Company at which holders of the Company's common stock are entitled to vote (each a "Company Meeting") and with respect to any written consents, to the extent permitted by the Articles of Incorporation and the Company's By-laws, sought by the Company from its shareholders, including the holders of Company common stock (each a "Company Consent"), the Special Series A1 Voting Share shall vote together with the common stock of the Company as a single class and the Special Series A1 Voting Share shall have the identical voting rights to those of the Company's common stock;

          (B) the holder of the Special Series A1 Voting Share shall be entitled to a number of votes equal to the number of exchangeable shares of Image Processing Systems Inc. (the "Exchangeable Shares") outstanding on the record date for determining shareholders entitled to vote at the applicable Company Meeting or in connection with the applicable Company Consent, other than those held by the Company or its Affiliates (as defined in that certain Voting and Exchange Trust Agreement by and among the Company, Photon Dynamics Nova Scotia Company and Montreal Trust Company of Canada, to be dated and entered into on or before the date of issue of the Special Series A1 Voting Share, as such agreement may amended, modified or supplemented from time to time (the "Trust Agreement"));

          (C) except as set forth herein, or as otherwise provided by law, the registered holders from time to time of Exchangeable Shares shall have no special voting rights and their consent shall not be required for taking any corporate action; and

          (D) the voting rights attached to the Special Series A1 Voting Share shall terminate pursuant to and in accordance with the Trust Agreement.

          SECTION 5. NO REDEMPTION. The Special Series A1 Voting Share shall not be redeemable, except that at such time as no Exchangeable Shares (other than the Exchangeable Shares owned by the Company and its Affiliates) shall be outstanding, the Special Series A1 Voting Share shall automatically be redeemed and canceled.

          SECTION 6. OTHER PROVISIONS. Pursuant to the terms of the Trust
          Agreement:

          (A) during the term of the Trust Agreement, the Company will not issue any additional shares of the same series of such Series A1 Preferred Stock without the consent of the holders at the relevant time of Exchangeable Shares;

          (B) the votes attached to the Special Series A1 Voting Share shall be exercised by the Trustee (as defined in the Trust Agreement) pursuant to and in accordance with the Trust Agreement; and

          (C) the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Special Series A1 Voting Share shall be as otherwise provided in the Trust Agreement."


     2. The authorized number of shares of Preferred Stock of this corporation is 5,000,000, and the number of shares of Preferred Stock constituting Series A1

Voting Preferred Stock, none of which has been issued, is 1.

IN WITNESS WHEREOF, the undersigned have executed this certificate on December 12, 2000.

                                          /s/ Vincent F. Sollitto
                                          -----------------------
                                          VINCENT F. SOLLITTO
                                          Chief Executive Officer and President


                                          /s/ Richard L. Dissly
                                          -----------------------
                                          RICHARD L. DISSLY
                                          Chief Financial Officer and Secretary



                  The undersigned Vincent F. Sollitto, Chief Executive Officer and President of Photon Dynamics, Inc., and Richard L. Dissly, Chief Financial Officer and Secretary of said corporation, each certifies under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true of their own knowledge.

Executed in San Jose, California on December 12, 2000.

         /s/ Vincent F. Sollitto
         -----------------------
         VINCENT F. SOLLITTO
         Chief Executive Officer and President

Executed in San Jose, California on December 12, 2000.

         /s/ Richard L. Dissly
         -----------------------
         RICHARD L. DISSLY
         Chief Financial Officer and Secretary